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                                                                      EXHIBIT 11

                   MECHANICAL DYNAMICS, INC. AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


 in thousands, except share and per share data                       1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
 PRIMARY EARNINGS PER SHARE:
   Net income  . . . . . . . . . . . . . . . . . . . . . . . . .    $       2,071  $       1,381  $         450
   Accretion of value of warrants  . . . . . . . . . . . . . . .               --            234            664
                                                                    -------------  -------------  -------------
   Net income (loss) available to common shareholders  . . . . .    $       2,071  $       1,147  $        (214)
                                                                    =============  =============  =============

   Weighted average common shares outstanding  . . . . . . . . .        4,990,215      3,256,694      3,162,431
   Shares issued below fair market value   . . . . . . . . . . .               --         47,250         47,250
   Converted preferred shares  . . . . . . . . . . . . . . . . .               --        484,758        484,758
   Effect of stock options and warrants  . . . . . . . . . . . .           78,813         61,112             --
                                                                    -------------  -------------  -------------
     Pro forma adjusted shares outstanding                              5,070,028      3,849,824      3,694,439
                                                                    =============  =============  =============
   Pro forma net income (loss) per common share  . . . . . . . .    $         .41  $         .30  $        (.06)
                                                                    =============  =============  =============

   FULLY DILUTED EARNINGS PER SHARE:
   Net income (loss) available to common shareholders  . . . . .    $       2,071  $       1,147  $        (214)
                                                                    =============  =============  =============

   Weighted average common shares outstanding  . . . . . . . . .        4,990,215      3,256,694      3,162,431
   Shares issued below fair market value   . . . . . . . . . . .               --         47,250         47,250
   Converted preferred shares  . . . . . . . . . . . . . . . . .               --        484,758        484,758
   Effect of stock options and warrants  . . . . . . . . . . . .          113,691         75,020             --
                                                                    -------------  -------------  -------------
     Pro forma adjusted shares outstanding                              5,070,028      3,863,722      3,694,439
                                                                    =============  =============  =============
   Pro forma net income (loss) per common share  . . . . . . . .    $         .41  $         .30  $        (.06)
                                                                    =============  =============  =============
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